Exhibit 4.12

AMENDMENT NO. 2 TO
INTERCREDITOR AGREEMENT

This Amendment No. 2 to Intercreditor Agreement (this “Amendment”) is entered into effective as of June ____, 2015 (the “Effective Date”), by and among the undersigned parties for the purpose of amending that certain Intercreditor Agreement dated as of October 19, 2011, as earlier first amended effective January 9, 2015 (as amended, the “Intercreditor Agreement”). The undersigned parties hereby agree as follows:

1.          The undersigned parties acknowledge that GWG Holdings shall offer and sell up to $20,000,000 aggregate principal amount of L Bonds, which shall be offered and sold as “Securities” under the Indenture, pursuant to a new registration statement on Form S-1 (SEC File No. 333-203879).

2.          Except as set forth above, the terms and conditions of the Intercreditor Agreement shall remain unaffected and unchanged. Any capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Intercreditor Agreement. This Amendment may be executed in counterparts.

In Witness Whereof, each of the parties have executed this Amendment No. 2 to Intercreditor Agreement to be effective as of the Effective Date.

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NOTES REPRESENTATIVE:	GWG LIFENOTES TRUST,
as Notes Representative

By: Lord Securities Corporation
Its: Trustee

By:
Name:
Title:

DEBENTURES Representative:	BANK OF UTAH,
as Debentures Representative

By:
Name:
Title:

COLLATERAL AGENT:	GWG LIFENOTES TRUST,
as Collateral Agent

By: Lord Securities Corporation
Its: Trustee

By:
Name:
Title: